Exhibit 99.1

NEWS RELEASE

For more information contact:
Jan Johannessen
Chief Financial Officer
Lattice Semiconductor Corporation
(503) 268-8000

LATTICE SEMICONDUCTOR REPORTS FOURTH QUARTER AND
YEAR END FINANCIAL RESULTS

2006 Revenue Grows 16%
Annual FPGA Revenue Up 25%

HILLSBORO, OR - January 25, 2007 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fourth quarter and year ended December 31, 2006.

For the fourth quarter, revenue was $61.8 million, an increase of 15 percent from the $54.0 million reported in the same quarter a year ago, and a decrease of three percent from the $63.5 million reported in the prior quarter.

PLD revenue for the fourth quarter was $50.0 million, a 13 percent increase over the same quarter a year ago, and essentially flat with prior quarter revenue of $50.2 million. FPGA revenue for the quarter was $11.8 million, up 20 percent from the $9.9 million reported in the same quarter a year ago, and down 11 percent from revenue of $13.3 million reported in the prior quarter.

For the year 2006, revenue was $245.5 million, an increase of 16 percent from the $211.1 million reported in 2005. Revenue from FPGA products was $48.9 million and increased 25 percent from 2005.  Revenue from PLD products was $196.5 million and increased 14 percent from the prior year. Revenue from New Products increased 86 percent year over year.

Net income for the fourth quarter was $0.9 million ($0.01 per share), as compared to a net loss of $23.0 million ($0.20 per share) reported in the same quarter a year ago, and essentially flat with prior quarter net income of $0.9 million ($0.01 per share). These results include non-cash amortization charges, stock based compensation expense and restructuring charges, which total $3.8 million and $15.7 million for the fourth quarters of 2006 and 2005, respectively, and $3.9 million for the third quarter of 2006.  Excluding these charges, net income for the quarter was $4.8 million ($0.04 per share), as compared to a net loss of $7.3 million ($0.06 per share) for the comparable quarter a year ago, and net income of $4.8 million ($0.04 per share) for the third quarter of 2006. The Company believes exclusion of these charges more closely approximates its ongoing operational performance.

Net income for 2006 was $3.1 million ($0.03 per share), as compared to the net loss of $49.1 million ($0.43 per share) reported in 2005.  These results include non-cash amortization charges, stock based compensation expense and restructuring charges, which total $14.7 million and $28.1 million for the years ended 2006 and 2005, respectively. Excluding these charges, the net income for 2006 was $17.8 million ($0.16 per share) as compared to a net loss of $21.0 million ($0.18 per share) for 2005.

“We made significant progress against our key business goals during 2006,” said Steve Skaggs, Lattice’s President and Chief Executive Officer. “First, we delivered a full-year profit for the first time since 2000. This was a direct result of our operational restructuring implemented a year ago, which reduced annual operating expenses by about $30 million, combined with industry-leading revenue growth. Second, we brought three 130nm product families to volume production and introduced three new 90nm FPGA families during the year. It is particularly satisfying to see that these new product families continue to be well received by customers worldwide. We also gained market share during 2006 and continue to see increasing customer design activity with these new products, which, despite current negative short-term market trends, we believe will position us well for the future.”

Fourth Quarter Business Highlights:

•                  Received the prestigious “Product of the Year” award from Electronic Products magazine for the revolutionary LatticeECP2MTM low cost 90nm FPGA family with embedded SERDES I/O and PCI Express support;

•                  Announced availability of PCI Express Intellectual Property cores for the LatticeECP2M and LatticeSCTM FPGA families;

•                  Announced availability of high-performance Serial RapidIO Intellectual Property cores for the LatticeSC family of 90nm Extreme PerformanceTM FPGAs;

•                  Introduced an updated version of our design tool suite, ispLEVER®6.1, supporting Lattice’s latest 90nm FPGA families;

•                  Received certification of our quality systems to the Automotive Industry Quality Standard ISO/TS 16949;

•                  Announced automotive grade, AEC-Q1000 certified versions of the ispMACH 4000Z CPLDs;

•                  Expanded our family of in-system programmable, zero-delay, single-ended clock buffer devices with the E2CMOS®-based ispClockTM5300S family of devices.

Business Outlook — March 2007 Quarter:

•                  Sequential quarterly revenue is expected to decline 2%-7%;

•                  Gross margin percentage is expected to be flat, plus or minus 1%;

•                  Total operating expenses are expected to be approximately $36 million, which includes an estimated $1.3 million of stock-based compensation expense (inclusion of stock-based compensation in operating expenses adds significant uncertainty to our estimates of expenses due to the effect of the volatility in our stock price, which we can not predict);

•                  Intangible asset amortization is expected to be approximately $2.7 million; and

•                  Other income is expected to be approximately $3.5 million.

Discussion of Non-GAAP Financial Measures:

Management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income (loss), which we refer to as non-GAAP net income (loss). This measure is generally based on the revenue of our products and the costs of those operations, such as cost of products sold, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income (loss) excludes amortization of intangible assets, stock-based compensation and restructuring charges. Intangible assets relate to assets acquired through acquisitions and consist of technology purchased in connection with the acquisitions. Stock-based compensation charges are related to the adoption of SFAS No. 123(R) effective January 1, 2006, and include expense for items such as stock options granted to employees, purchases under the employee stock purchase plan and deferred stock compensation issued in connection with acquisitions (prior quarters have been reclassified to be consistent with the current quarter presentation). Restructuring charges consist of expenses incurred under our corporate restructuring plan, and include items such as separation packages, costs to vacate space under long-term lease arrangements, the cost to write-off an intellectual property license and other related expenses.

Non-GAAP net income (loss) is a supplemental measure of our performance that is not required by and not presented in accordance with GAAP. Moreover, it should not be considered as an alternative to net income (loss), operating loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with our net income (loss), which is our most directly comparable GAAP financial result. For more information, see the consolidated statement of operations contained in this earnings release.

On January 25, 2007, Lattice will hold a telephone conference call at 2:00 pm (Pacific Time) with financial analysts. Investors may listen to our conference call live via the web at www.lscc.com. Replays of the call will also be available at www.lscc.com. On March 15, 2007, we plan to publish a “Business Update Statement” on our website. Our financial guidance will be limited to the comments on our public quarterly earnings call and these public business outlook statements.

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. With respect to particular forward-looking statements in the “Business Outlook - March 2007 Quarter” section of this release, Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as pricing pressures, competitive actions, the demand for our products, and the ability to supply products to customers in a timely manner. Actual gross margin percentage and operating expenses could vary from the estimates contained herein on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly and test costs, variations in manufacturing yields, and changes in stock-based compensation charges due to stock price changes.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include the Company’s dependencies on its silicon wafer suppliers, technological and product development risks, and the other risks that are described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Lattice Semiconductor Corporation provides the industry’s broadest range of Programmable Logic Devices (PLD), including Field Programmable Gate Arrays (FPGA), Complex Programmable Logic Devices (CPLD), Mixed-Signal Power Management and Clock Generation Devices, and industry- leading SERDES products.

Lattice continues to deliver “More of the Best” to its customers with comprehensive solutions for system design, including an unequaled portfolio of high performance, non-volatile and low cost FPGAs.

Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in communications, computing, industrial, consumer, automotive, medical and military end markets. For more information, visit http://www.latticesemi.com.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), E2CMOS, ExtremePerformance, ispLEVER, ispClock, LatticeECP, LatticeECP2, LatticeECP2M, LatticeSC, LatticeMico32, MachXO, ispMACH, ispPAC and specific product  designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statement of Operations
(in thousands, except per share data)

	Three months ended			Year ended
Description	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$61,832	$63,456	$53,991	$245,459	$211,060

Costs and expenses (5):
Costs of products sold	26,872	27,764	27,494	106,727	95,925
Research and development (2)	20,272	20,905	23,836	81,968	97,231
Selling, general and administrative	14,960	15,207	13,217	58,450	57,541
Amortization of intangible assets (1)	2,666	2,657	3,531	10,806	14,392
Restructuring costs (3)	(7)	102	11,936	311	11,936

Total costs and expenses	64,763	66,635	80,014	258,262	277,025
Loss from operations	(2,931)	(3,179)	(26,023)	(12,803)	(65,965)

Other income, net	4,230	4,324	2,829	16,951	17,079

Income (loss) before (benefit) provision for income taxes	1,299	1,145	(23,194)	4,148	(48,886)

(Benefit) Provision for income taxes	362	248	(204)	1,055	233

Net income (loss)	$937	$897	$(22,990)	$3,093	$(49,119)

Basic net income (loss) per share	$0.01	$0.01	$(0.20)	$0.03	$(0.43)

Diluted net income (loss) per share	$0.01	$0.01	$(0.20)	$0.03	$(0.43)

Shares used in per share calculations:

Basic	114,509	114,376	113,619	114,188	113,525

Diluted (4)	115,906	115,670	113,619	115,019	113,525

Notes:

(1)   Intangible assets subject to amortization aggregate $15.6 million, net, at December 31, 2006 and relate to the acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001. These intangible assets are amortized to expense generally over three to seven years on a straight-line basis.

(2) With the adoption of SFAS No. 123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense.  2005 amounts include $0.2 million and $1.8 million of deferred stock compensation expense for the quarter and year ended December 31, 2005, respectively.

(3) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements.

(4) For the quarter and year ended December 31, 2006 and the quarter ended September 30, 2006, the computation of diluted earnings includes the effects of stock options, as they are dilutive. For all other periods, the effects of stock options are excluded, as they are antidilutive. The effects of Zero Coupon Convertible Notes are excluded in the computation of basic and diluted earnings per share, as the contingent conversion features were not triggered for any of the periods presented.

(5) As a result of the restructuring implemented in the fourth quarter of 2005, the Company realigned certain departments and job responsibilities in 2006.  Due to these changes, the Company reviewed its historical cost center allocations and has reclassified these to reflect post-restructuring operations.  Amounts previously reported in prior quarters of 2006 have been reclassified to be consistent with the approach applied in the fourth quarter of 2006.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(unaudited)

	Three months ended			Year ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005

GAAP net income (loss)	$937	$897	$(22,990)	$3,093	$(49,119)
Reconciling items:
Amortization of intangible assets (1)	2,666	2,657	3,531	10,806	14,392
Stock-based compensation (2)	1,161	1,117	183	3,623	1,819
Restructuring charges (3)	(7)	102	11,936	311	11,936
Non-GAAP net income (loss)	$4,757	$4,773	$(7,340)	$17,833	$(20,972)

Reconciliation of GAAP Net Income (Loss) per Share to Non-GAAP Net Income (Loss) per Share

(unaudited)

	Three months ended			Year ended
	December 31, 2006	September 30, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Basic and diluted:
GAAP net income (loss)	$0.01	$0.01	$(0.20)	$0.03	$(0.43)
Reconciling items:
Amortization of intangible assets (1)	0.02	0.02	0.03	0.09	0.13
Stock-based compensation (2)	0.01	0.01	—	0.04	0.02
Restructuring charges (3)	—	—	0.11	—	0.10

Non-GAAP net income (loss)	$0.04	$0.04	$(0.06)	$0.16	$(0.18)

Shares used in per share calculations:
Basic	114,509	114,376	113,619	114,188	113,525
Diluted (4)	115,906	115,670	113,619	115,019	113,525

Notes:

(1) Relates to intangible assets acquired through our acquisition of Cerdelinx Technologies, Inc. on August 26, 2002, the acquisition of the FPGA business of Agere Systems, Inc. on January 18, 2002 and the acquisition of Integrated Intellectual Property Inc. on March 16, 2001.

(2) With the adoption of SFAS No.123(R) effective January 1, 2006, deferred stock compensation expense attributable to research and development activities previously recorded to Amortization of intangible assets has been reclassified to Research and development expense. 2005 amounts includes $0.2 million and $1.8 million of deferred stock compensation expense for the quarter and year ended December 31, 2005, respectively.

(3) Represents costs incurred under the corporate restructuring plan, which was implemented in the fourth quarter of 2005. These costs primarily relate to separation packages and costs to vacate space under long-term lease arrangements.

(4) For the quarter and year ended December 31, 2006 and the quarter ended September 30, 2006, the computation of diluted non-GAAP earnings includes the effects of stock options, as they are dilutive. For all other periods, the effects of stock options are excluded, as they are antidilutive.  The effects of the Zero Coupon Convertible Notes are excluded in the computation, as the contingent conversion features were not triggered for any of the periods presented.

Lattice Semiconductor Corporation
Consolidated Balance Sheet
(in thousands)

	December 31,	December 31,
Description	2006	2005
	(unaudited)

Assets
Current assets:
Cash and short-term investments	$233,208	$264,192
Accounts receivable, net	22,545	23,577
Inventories	38,816	28,581
Other current assets	35,474	24,614
Total current assets	330,043	340,964

Property and equipment, net	46,696	45,450
Foundry investments, advances and other assets	109,964	79,432
Goodwill and other intangible assets, net (1)	239,203	250,011

	$725,906	$715,857

Liabilities and Stockholders’ Equity

Current liabilities (2):
Accounts payable and other accrued liabilities	$85,016	$52,121
Deferred income and allowances on sales to distributors	6,230	10,449
Other current liabilities	10,480	10,000
Total current liabilities	101,726	72,570

Zero Coupon Convertible Notes due in 2010	99,120	123,500
Other long-term liabilities	15,488	21,703
Total liabilities	216,334	217,773

Stockholders’ equity	509,572	498,084

	$725,906	$715,857

Notes:

(1)          At December 31, 2006, includes approximately $223.6 million in goodwill and $15.6 million of other intangible assets, net, related to previous acquisitions. The other intangible assets will be amortized to expense generally over three to seven years. Goodwill is not amortized effective with the March 2002 quarter.

(2)          Amounts have been reclassified to be consistent with the current period.

Lattice Semiconductor Corporation

- Supplemental Historic Financial Information -

Operations Information	Q406	Q306	Q405
Percent of Revenue (1):
Gross Margin	56.5%	56.2%	49.1%
R&D Expense	32.8%	32.9%	44.1%
SG&A Expense	24.2%	24.0%	24.5%
Restructuring Expense	—	0.2%	22.1%

Depreciation Expense ($000)	3,292	3,151	3,047
Capital Expenditures ($000)	2,730	2,728	3,327

Balance Sheet Information
Current Ratio (1)	3.2	5.9	4.7
A/R Days Revenue Outstanding	33	33	40
Inventory Months	4.3	4.0	3.2

Revenue% (by Product Family)
FPGA	19%	21%	18%
PLD	81%	79%	82%

Revenue% (by Product Classification*)
New	15%	17%	9%
Mainstream	53%	50%	53%
Mature	32%	33%	38%

Revenue% (by Geography)
Americas	24%	26%	28%
Europe (incl. Africa)	20%	21%	23%
Asia (incl. ROW)	56%	53%	49%

Revenue% (by End Market)
Communications	45%	52%	49%
Computing	15%	15%	18%
Other	40%	33%	33%

Revenue% (by Channel)
Direct	66%	64%	65%
Distribution	34%	36%	35%

New:	LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP, MachXO, FPSC, ispXPLD, ispGDX2, Power Manager, ispClock
Mainstream:	ispMACH 4000/Z, ispXPGA, ispGDX/V, ispMACH 4/LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, and Other
Mature:	ORCA 2, ORCA 3, ORCA 4, ispPAC, ispLSI 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, All 5-Volt CPLDs, all SPLDs

Note:

(1) Amounts have been reclassified to be consistent with the current period.